LEASE ADDENDUM

THIS LEASE ADDENDUM (this “Addendum”) is entered into effective the 1st day of October 2011, by and between Oakley Ventures, LLC, a Colorado limited liability company (“Oakley”), and Eternal Energy Corp., a Nevada Corporation (“Lessee”).

WHEREAS, Lessee is a party to that certain Colorado Shopping Center Lease dated December 05, 2008, by and between Lessee, as tenant, and Oakley, as landlord, pursuant to which Lessee has leased the Demised Premises at 2549 West Main Street, Ste 202, Littleton Colorado; and

WHEREAS, parties desire to extend the term of the Lease pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows

1.          Definitions. Any capitalized terms used but not otherwise defined in this Addendum shall have the meanings assigned to such terms in the Lease. For the purposes of this Addendum and all rights of the Lessor as set forth in the Lease, shall be referred to as the “Lessor”.

2.          Term. The initial term of the Lease will terminate on December 31, 2011. Pursuant to this Addendum, the term of the Lease is herby extended until December 31, 2014, unless earlier terminated pursuant to the terms of the Lease, as it may be amended.

3.          Base Rent. Notwithstanding any provision of the Lease to the contrary, the Base Rent payable by Lessee to Lessor for the Demised Premise from and after October 1, 2011 until December 31, 2014 shall be an amount equal to Two Hundred Seven Thousand Six Hundred Fifty Three and 25/100 Dollars ($207,653.25), which shall be payable by Lessee to Lessor in monthly installments pursuant to the terms of the Lease as follows:

Months	Sq. Ft. Cost	Monthly Payment
10/01/2011 - 12/31/2012	$19.00	$5,077.75 per month
1/01/2013 - 12/31/2013	$20.00	$5,345.00 per month
1/01/2014 - 12/31/2014	$21.00	$5,612.25 per month

4.          Improvements and Repairs. Lessor agrees to reimburse Lessee for the annual cost of cleaning the carpets located within the Demised Premises. Lessor further agrees to perform and fund improvements to the Demised Premises, as deemed necessary, to properly ventilate and protect Lessor’s network equipment,

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5.          Option to Extend Lease Term. The extension granted to the initial Lease term pursuant to this Addendum shall be in lieu of Lessee’s Option as set forth in the Lease, and the parties agree that Option shall be of no further force and effect.

6.          Notice. The notice provisions set forth in Paragraph 35 of the Lease are hereby amended to provide that the proper addresses for Lessor to be used for the purpose of notice pursuant to the Lease is as follows:

If to Lessor:	Oakley Ventures, LLC
c/o Highline Realty Partners, Inc.
Attn: Rees F. Davis, Jr.
3695 East Long Road
Greenwood Village, Colorado 80120

7.          Parking. Lessee and Lessee’s employees agree to adhere to a priority parking plan as follows:

First, to utilize the reserved north facing spaces in the parking lot commonly known as the Lilley Building parking lot.

Second, if the north facing spaces of Lilley are full, to utilize the middle section of spaces in the Lilley lot.

8.          Confidentiality Agreement. Per Exhibit A to Addendum as attached.

9.          Ratification. Except as modified by this Addendum and subject to the last sentence of this Section 6, all of the terms, covenants and conditions of the Lease are ratified and affirmed and shall remain in full force and effect. To the extent the terms and provisions of this Addendum modify or conflict with any term or provision of the Lease, the modifying or conflicting term and provision of this Addendum shall control in all respects, and the corresponding term and provision of the Lease shall be superseded to the extent of such modification or conflict.

10.         Entire Agreement. The Lease, including this Addendum, expresses the entire agreement of Lessor and Lessee. There are no other understandings, oral or written, which in any manner alter or enlarge its terms.

11.         Binding. This Addendum shall be binding upon and benefit the parties hereto and their successors and assigns.

12.         Acceptance. This Addendum is offered for signature to Lessee, and it is understood that this Addendum shall not be binding upon Lessor unless and until Lessor shall have executed and delivered a fully-executed copy of this Addendum to Lessee.

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13.         Execution. This Addendum may be executed in multiple counterparts. A fully-executed copy of this Addendum may be transmitted by facsimile or electronic mail, and such shall be deemed to be an original.

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IN WITNESS WHEREOF, the undersigned have executed this Addendum effective as of the date first set forth above.

LESSOR:

OAKLEY VENTURES, LLC,
a Colorado limited liability company

By:
Rees F. Davis, Jr., Manager

LESSEE:

ETERNAL ENERGY CORP.,
a Nevada Corporation

By:
Name:	Brad Colby
Title:	President

Exhibit “A” to Addendum

Confidentiality Agreement

RECITALS

WHEREAS, Lessor and Lessee entered into an original Lease, dated December 5, 2008;

WHEREAS, Lessor and Lessee entered into the Lease Addendum, dated October 1, 2011;

WHEREAS, the Lease Addendum includes private and sensitive Confidential Information (as the term is defined in this Agreement), the disclosure of which would cause Lessor irreparable harm that would be difficult to quantify;

WHEREAS, Lessor would not otherwise agree to negotiate the Lease Addendum without Lessee’s agreement to maintain the confidentiality and privacy of the Confidential Information in accordance with the terms and conditions of this Agreement;

WHEREAS, the Parties have entered into this Agreement so as to enable to Parties to enter into the Lease Addendum without the risk of Lessor being harmed by the disclosure of the Confidential Information;

AGREEMENT

NOW, THEREFORE, in consideration for the agreements, promises, covenants and other consideration contained herein, the receipt, adequacy and sufficiency of which is hereby acknowledged and confessed, Lessor and Lessee agree as follows:

1.     Non-disclosure of Confidential Information

1.1           “Confidential Information” shall collectively include any and all information relating to this Agreement, the terms and conditions of the Lease Addendum and any amendment or proposed amendment to the Lease, including, without limitation: (i) any information relating to or connected with the negotiations surrounding the Lease Addendum or any amendment of the Lease; (ii) rental payments, rental concessions or any other matter affecting the pricing terms of the Lease Addendum; (iii) any information regarding the status or history of negotiations regarding the Lease Addendum or any amendments to the Lease; and (iv) any and all information, correspondence, communication (written, verbal, or electronic) relating to or connected with this Agreement, negotiations regarding the Lease Addendum.

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1.2           Lessee shall: (i) hold in confidence all Confidential Information: and (ii) not use, disclose, reproduce or dispose of such Confidential Information in any manner except as required by applicable law or in connection with the performance of his/her duties and responsibilities to the Lessor.

2.    Survival; Relief

2.1           The provisions of this Agreement shall independently survive the termination of the Lease and be separately enforceable in any court of competent jurisdiction.

2.2           Lessee acknowledges that any breach of this Agreement will cause Lessor irreparable harm that will be difficult, if not impossible, to accurately quantify. Therefore, Lessee agrees that the Lessor shall be entitled to preliminary and permanent injunctive relief against any breach by Lessee of the provisions of this Agreement, without having to post bond; provided, however, that nothing in the foregoing clause shall limit the Lessor’s right to seek monetary damages, nor shall any election to pursue injunctive or other equitable relief be deemed a waiver of Lessor’s right to seek damages at law. Additionally, for each violation of this Agreement, Lessee agrees that, as compensation for the damages suffered by Lessor, Lessee shall pay Lessor the sum of twenty-five thousand and 00/100 ($25,000) as liquidated damages (“Liquidated Damages”). The Parties acknowledge that the Liquidated Damages reflect a fair estimate of the damages that would be suffered by Lessor in the event of a violation of this Agreement and expressly agree that this sum does not constitute a penalty. These Liquidated Damages shall be in addition to, and shall not limit Lessor’s ability to recover, other sums recoverable under existing law (including, without limitation, attorneys fees and costs arising from or relating to Lessee’s breach of this Agreement). The existence of any claim, dispute or cause of action of Lessee against the Lessor, whether predicated upon this Agreement or otherwise, will not constitute a defense to the enforcement by the Lessor of any provision of this Agreement.

3.    Miscellaneous

3.1           Severability. In the event that any portion or provision of this Agreement shall be determined by a court of competent jurisdiction to be overly broad, unlawful or unenforceable, then the remainder of this Agreement, or the applicable of such portion or provision in circumstances other than those as to which it is declared overly broad, unlawful or unenforceable, shall not be affected thereby, and the remaining portions and provisions of this Agreement shall remain in full force and effect.

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3.2          Assignment; Binding Effect. The Lessor but not Lessee may assign or transfer any right under this Agreement or any interest herein, by operation of law or otherwise, without the prior consent of Lessee. This Agreement shall inure to the benefit of and be binding upon the Lessor and Lessee.

3.3          Exception. Notwithstanding anything contained to the contrary, if Lessee needs to disclose information for public reporting or disclosure purposes, the terms of this Confidentiality Agreement do not apply.

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